EXHIBIT 10.1

EXECUTION VERSION

$135,000,000 LETTER OF CREDIT AGREEMENT

Dated as of July 23, 2008

among

THE BRINK’S COMPANY,

CERTAIN OF ITS SUBSIDIARIES

and

ABN AMRO BANK N.V.

i

ii

SCHEDULES

Schedule 3.01(b)                             Outstanding Letters of Credit
Schedule 6.06                                  Subsidiaries of the Borrower
Schedule 8.02                                  Existing Liens
Schedule 11.02                                Notices

iii

LETTER OF CREDIT AGREEMENT

This LETTER OF CREDIT AGREEMENT is entered into as of July 23, 2008 among THE BRINK’S COMPANY, a Virginia corporation (the “Borrower”), the Subsidiaries of the Borrower signatory hereto as Guarantors and ABN AMRO BANK N.V.

WHEREAS, pursuant to a Credit Agreement dated as of November 18, 2004 between the Borrower and the Bank (the “SELOC Facility”), the Bank has issued for the account of the Borrower or its Restricted Subsidiaries and there remain outstanding certain letters of credit all of which are described on Schedule 3.01(b) attached hereto (the “Outstanding Letters of Credit”).

WHEREAS, the Borrower has requested that the Bank issue letters of credit for the account of the Borrower or its Restricted Subsidiaries in an aggregate amount not exceeding $135,000,000, and the Bank is prepared to issue such letters of credit upon the terms and subject to the conditions hereof.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01  Defined Terms.  In addition to the terms defined in the recitals to this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries.  The term “control” means the possession, directly or indirectly, of any power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Letter of Credit Agreement, as it may be amended, amended and restated, supplemented or modified from time to time hereafter.

“Applicable LT Rating” means as to each of Moody’s and S&P, its rating of the Borrower’s senior, unsecured, long-term, non-credit-enhanced debt for borrowed money.

“Applicable Percentage” means, for purposes of calculating Letter of Credit Fees and the Commitment Fee (a) from the Effective Date through the date on which the Bank receives the financial statements satisfying the requirements of Section 7.10(a) and a certificate pursuant to Section 7.10(d) for the fiscal year ending December 31, 2008, the applicable percentage set forth below in Pricing Level III, and (b) thereafter, the applicable percentage set forth below opposite the Applicable LT Rating:

Pricing Level	Applicable LT Rating	LC Fee	Commitment Fee
I	A-/A3 or above	0.750%	0.100%
II	BBB+/Baa1	1.000%	0.125%
III	BBB/Baa2	1.100%	0.150%
IV	BBB-/Baa3	1.250%	0.250%
V	below BBB-/Baa3	1.750%	0.375%

For purposes of the foregoing, (i) if the Applicable LT Ratings established by Moody’s and S&P are different but correspond to consecutive Pricing Levels, then the pricing will be based on the higher Applicable LT Rating (e.g., if Moody’s Applicable LT Rating corresponds to Level I and S&P’s Applicable LT Rating corresponds to Level II, then the pricing will be based on Level I), and (ii) if the Applicable LT Ratings established by Moody’s and S&P’s are more than one Pricing Level apart, then the pricing will be based on the rating which is one level higher than the lower rating (e.g., if Moody’s and S&P’s Applicable LT Ratings corresponds to pricing Level I and IV, respectively, then the pricing will be based on pricing Level III).  The Applicable Percentage shall be adjusted on the date five (5) Business Days after the date of any change in the Applicable LT Ratings (each such adjustment date a “Rate Determination Date”).  Each Applicable Percentage shall be effective from a Rate Determination Date until the next such Rate Determination Date.  Adjustments in the Applicable Percentages shall be effective as to existing Letters of Credit as well as any new Letters of Credit made or issued thereafter.

“Approved Currencies” means Dollars and other currencies as are available to the Borrower for Letters of Credit to be issued by a Lending Office and which are freely transferable and convertible into Dollars.

“Bank” means ABN AMRO Bank N.V. and any Subsidiary of The Royal Bank of Scotland which succeeds to its business.

“Bankruptcy Code” means Title 11 of the United States Code, entitled  “Bankruptcy”, as now or hereinafter in effect and any successor thereto.

“Base Rate” means the higher of:

(a)  the rate of interest publicly announced from time to time by the Bank as its “reference rate” or its “prime rate” (which publicly announced rate is a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate); and

(b)  one-half percent per annum above the latest Federal Funds Rate.

Any change in the reference rate or prime rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City and Chicago are authorized or required by law to close.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

“Capital Lease” means any lease of property which should be capitalized on the lessee’s balance sheet in accordance with GAAP.

“Cash Equivalents” means (a) demand deposits maintained in the ordinary course of business, (b) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (c) time deposits, certificates of deposit, master notes and bankers acceptances of (i) the Bank or any of its Affiliates, (ii) any other commercial bank or trust company (or any Affiliate thereof) having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank, trust company or Affiliate thereof being an “Approved Institution”), in each case with maturities of not more than 270 days from the date of acquisition, (d) commercial paper and variable or fixed rate notes issued by any Approved Institution (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or similar ratings by successor rating agencies) or better by S&P or P-2 (or similar ratings by successor rating agencies) or better by Moody’s and maturing within six months of the date of acquisition, (e) repurchase agreements entered into by any Person with a bank or trust company (including the Bank or any of its Affiliates) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by Approved Institutions, (g) obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, rated at least A, MIG-1 or MIG-2 by Moody’s or at least A by S&P (or similar ratings by successor rating agencies), (h) unrated obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, supported by irrevocable letters of credit issued by Approved Institutions, or (i) unrated general obligations of states, municipalities, counties, political subdivisions, agencies of the foregoing and other similar entities, provided that the issuer has other outstanding general obligations rated at least A, MIG-1 or MIG-2 by Moody’s or A by S&P (or similar ratings by successor rating agencies).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means the commitment of the Bank under this Agreement to issue Letters of Credit pursuant hereto (including Outstanding Letters of Credit to become Letters of Credit hereunder) in an aggregate face amount not to exceed $135,000,000 at any time outstanding, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

“Commitment Fee” shall have the meaning assigned thereto in Section 2.04(b).

“Consolidated Debt” means the Debt of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in Restricted Subsidiaries.

“Consolidated EBITDA” means, for the Borrower and its Restricted Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation, depletion and amortization, and (iv) all other non-cash charges, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, as applied to the Borrower and its Restricted Subsidiaries, all interest expense (whether paid or accrued) and capitalized interest, including without limitation (a) the amortization of debt discount and premium, (b) the interest component under Capital Leases, and (c) the implied interest component, discount or other similar fees or charges in connection with any asset securitization program in each case determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated Lease Rentals” means Lease Rentals of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Consolidated Net Income” means, for any period, the net income, after taxes, of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries, but excluding, to the extent reflected in determining such net income, (a) any extraordinary gains and losses for such period, (b) any non-cash impairment, valuation allowance, write-down or write-off in the book value of any assets and (c) any non-cash loss in connection with the disposition of any assets.

“Consolidated Net Worth” means, as of any date, as applied to the Borrower and its Restricted Subsidiaries, shareholders’ equity or net worth as determined and computed on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries, provided that in determining “Consolidated Net Worth” there shall be (a) included any issuance of preferred stock by the Borrower and (b) excluded (i) any extraordinary gains and losses, (ii) any non-cash impairment, valuation allowance, write-down or write-off in the book value of any assets (iii) any non-cash loss in connection with the disposition of any assets and (iv) any other comprehensive income (loss) associated with pension plans or postretirement benefit plans other than pensions; provided further, that the items referred to in clauses (i), (ii), (iii) and (iv), shall be excluded only to the extent that such items are recorded following the date hereof.

“Consolidated Total Assets” means, as of any date, the assets and properties of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP after giving appropriate effect to any outside minority interests in the Restricted Subsidiaries.

“Credit Parties” means the Borrower and the Guarantors.

“Debt” of any Person means at any date, without duplication, the sum of the following determined and calculated in accordance with GAAP: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (c) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Debt shall be calculated at the greater of (i) the amount of such Debt as to which there is recourse to such Person and (ii) the fair market value of the property which is subject to the Lien, (d) all Support Obligations of such Person with respect to Debt of others, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all drafts drawn under standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person (to the extent unreimbursed), and (g) the outstanding attributed principal amount under any asset securitization program of such Person.  The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Debt.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied) constitute an Event of Default.

“Dollar Equivalent” means (a) in relation to an amount denominated in Dollars, the amount thereof and (b) in relation to an amount denominated in any Approved

Currency other than Dollars, the amount of Dollars that can be purchased with such Approved Currency at the spot rate of exchange determined by the Bank in accordance with its customary practices on the date of determination.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Effective Date” means the later of (i) August 13, 2008 and (ii) the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by the Bank.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum products, or toxic or hazardous substances or wastes into the environment, including ambient air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, or toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended, supplemented or otherwise modified from time to time.

“ERISA Affiliate” means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Event of Default” means any of the events or circumstances specified in Section 10.01.

“Evergreen Letter of Credit” has the meaning assigned thereto in Section 3.07(a).

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective)”.  If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such day under the caption “Federal Funds Effective Rate”.  If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Bank.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereof.

“Financial Institution” shall mean (i) a commercial bank, a savings and loan association or a savings bank, in each case that has a rating of “A” or higher by S&P or “A2” or higher by Moody’s, or (ii) a finance company, insurance company or other financial institution or fund, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $1,000,000,000.

“Fiscal Year” means the fiscal year of the Borrower ending on December 31 in any year.

“Fronting Bank” shall have the meaning assigned thereto in Section 3.10(b).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis throughout the period indicated, subject to Section 1.02.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantors” means Brink’s Incorporated, Pittston Services Group, Inc., Brink’s Holding Company and Brink’s Home Security, Inc.

“Hazardous Material” shall mean any hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, including any such pollutant, material, substance or waste regulated under any Environmental Law.

“Hedging Agreements” means interest rate protection agreements, foreign currency exchange agreements, other interest or exchange rate, hedging, cap or collar arrangements or arrangements designed to protect the Borrower or any of its Subsidiaries against fluctuations in the prices of commodities.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; and, in each case, undertaken under United States federal or State or foreign law, including the Bankruptcy Code.

“Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the period of four (4) consecutive fiscal quarters ending as of such day.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of indebtedness, securities or otherwise) of capital stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such Person, (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person.

“ISP” means the “International Standby Practices 1998” published by the Institute of International Bank Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” shall mean the Bank or a Replacement Issuing Bank in its capacity as the issuer of Letters of Credit hereunder.

“Labor Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments and orders relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

“L/C Application” has the meaning assigned thereto in Section 3.03(b).

“L/C Disbursement” means a  payment made by the Issuing Bank pursuant to a Letter of Credit, including pursuant to a time draft or similar instrument presented to or accepted by the Issuing Bank as part of a drawing under a Letter of Credit.

“L/C Related Documents” has the meaning assigned thereto in Section 3.05(a).

“Lease” means a lease, other than a Capital Lease, of real or personal property.

“Lease Rentals” for any period means the sum of the rental and other obligations to be paid by the lessee under a Lease during the remaining term of such Lease (excluding any extension or renewal thereof at the option of the lessor or the lessee unless such option has been exercised), excluding any amount required to be paid by the lessee (whether or not therein designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Lending Office” shall mean the particular office of the Issuing Bank at which it shall issue Letters of Credit hereunder.  The Issuing Bank may have different Lending Offices and may change such Lending Office or Lending Offices at any time or from time to time.

“Letter of Credit” means  any stand-by letter of credit issued by a Lending Office pursuant to this Agreement.  In addition, on the Effective Date, the Outstanding Letters of Credit shall be deemed to become Letters of Credit hereunder.

“Letter of Credit Fee” has the meaning assigned thereto in Section 2.04(a).

“Letter of Credit Obligations” means, in respect of any Letter of Credit as at any date of determination, the sum of (a) the maximum aggregate amount which is then available to be drawn under such Letter of Credit plus (b) the aggregate amount of all Reimbursement Obligations then outstanding with respect to such Letter of Credit.

“Leverage Ratio” means, as of the date of any determination with respect to the Borrower, the ratio of (a) the sum of (i) Consolidated Debt as of such date, plus (ii) the amount by which (A) the aggregate amount, as of the preceding December 31 (or as of such date if such date is December 31), of Consolidated Lease Rentals under non-cancelable Leases entered into by the Borrower or any of its Subsidiaries, discounted to such December 31 to present value at 10% and net of aggregate minimum non-cancelable sublease rentals, determined on a basis consistent with Note 14 to the Borrower’s consolidated financial statements at and for the period ended December 31, 2007, included in the Borrower’s 2007 annual report to shareholders, exceeds (B) $400,000,000, to (b) the sum of (i) the amount determined pursuant to clause (a) plus (ii) Consolidated Net Worth as of such date.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement and all documents delivered to the Issuing Bank or any Lending Office in connection herewith, including without limitation, any L/C Related Documents and any other documentation executed at the request of any Lending Office in connection with any Letters of Credit issued pursuant to this Agreement.

“Margin Stock” shall have the meaning given such term in Regulation U promulgated by the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse effect on the financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole that would impair the ability of the Credit Parties to perform their obligations under the Loan Documents or (b) a material adverse effect on the rights or remedies of the Bank under the Loan Documents.

“Material Domestic Subsidiary” means any Subsidiary of the Borrower which (a) is organized under the laws of the United States, any state thereof or the District of Columbia and (b) together with its Subsidiaries, (i) owns more than twenty percent

(20%) of Consolidated Total Assets or (ii) accounts for more than twenty percent (20%) of Consolidated EBITDA.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means the rating ascribed by Moody’s to the Borrower’s unsecured, non credit-enhanced long-term debt for borrowed money (whether senior or subordinated).

“Multiemployer Plan” shall mean a Multiemployer plan within the meaning of Section 4001(a) (3) of ERISA to which the Borrower or any ERISA Affiliate is making, has made, is accruing or has accrued an obligation to make, contributions within the preceding six years.

“Non-Extension Date” has the meaning assigned thereto in Section 3.07(a).

“Obligations” means all Letter of Credit Obligations and other indebtedness, advances, Debts, liabilities, obligations, covenants and duties owing by the Borrower or any Subsidiary to the Bank, any Lending Office or any other Person required to be paid or indemnified by the Borrower or any Subsidiary under any Loan Document, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement or under any other Loan Document, whether arising under, out of, or in connection with, any checks, notes, drafts, bills of exchange, acceptances, orders, instruments of guarantee and indemnity or other instruments for the payment of money, or in any other manner  and also including any other document made, delivered or given in connection therewith, and each other obligation and liability, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, of the Borrower or any Subsidiary to the Bank or any other Lending Office arising under any Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Bank, including, without limitation, allocated costs of staff counsel) or otherwise, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Outstanding Letters of Credit” has the meaning assigned thereto in the Preamble to this Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and is maintained for the employees of the Borrower or any of its ERISA Affiliates.

“Permitted Assignee” has the meaning assigned thereto in Section 11.07.

“Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Reimbursement Obligation” means in respect of any Letter of Credit at any date of determination, the aggregate amount of all drawings under such Letter of Credit honored by the issuing Lending Office and not theretofore reimbursed by the Borrower or by the Guarantors.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, attorneys, advisors and other authorized representatives of such Person and such Person’s Affiliates.

“Replacement Issuing Bank” shall have the meaning assigned thereto in Section 3.10(a).

“Reportable Event” shall have the meaning attributed thereto in Section 4043 of ERISA but shall not include any event for which the 30-day notice requirement in Section 4043 of ERISA has been waived under regulations of the PBGC.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of a court or an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Subsidiary” means:

(i)           any Subsidiary of the Borrower at the date of this Agreement other than a Subsidiary designated as an Unrestricted Subsidiary in Schedule 6.06;

(ii)           any Material Domestic Subsidiary of the Borrower;

(iii)           any Subsidiary of the Borrower that is a Guarantor;

(iv)           any Subsidiary of the Borrower that owns, directly or indirectly, any of the capital stock of any Guarantor; and

(v)           any Person that becomes a Subsidiary of the Borrower after the date hereof unless, prior to such Person becoming a Subsidiary, a Responsible Officer designates such Subsidiary as an Unrestricted Subsidiary, in accordance with the following paragraph.

A Restricted Subsidiary (other than any Material Domestic Subsidiary, any Subsidiary that is a Guarantor, or any Subsidiary that owns, directly or indirectly, any of the capital stock of any Guarantor) may be designated by a Responsible Officer as an Unrestricted Subsidiary by written notice to the Bank, but only if (a) the Subsidiary owns no shares, directly or indirectly, of capital stock of the Borrower or any Restricted Subsidiary and (b) immediately after such designation, the Leverage Ratio is not greater than 0.60 to 1.00 and the Interest Coverage Ratio is at least 3.00 to 1.00.  An Unrestricted Subsidiary may be designated by a Responsible Officer as a Restricted Subsidiary by written notice to the Bank, but only if immediately after such designation (x) the Borrower shall be in compliance with Section 5.02(b) and (c) and (y) the Leverage Ratio is not greater than 0.60 to 1.00 and the Interest Coverage Ratio is at least 3.00 to 1.00.

“Revolving Letter of Credit” shall have the meaning assigned thereto in Section 3.07(b).

“Sale and Leaseback Transaction” means the sale by the Borrower or a Restricted Subsidiary to any Person (other than the Borrower) of any property or asset and, as part of the same transaction or series of transactions, the leasing as lessee by the Borrower or any Restricted Subsidiary of the same or another property or asset which it intends to use for substantially the same purpose.

“S&P” means Standard & Poor’s Ratings Group, as division of The McGraw Hill Companies, Inc.

“S&P Rating” means the rating ascribed by S&P to the Borrower’s unsecured, non credit-enhanced long-term debt for borrowed money (whether senior or subordinated).

“SELOC Facility” has the meaning assigned thereto in the Preamble to this Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts  of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Support Obligation” means, with respect to any Person, at any date without duplication, any Debt of another Person that is guaranteed, directly or indirectly in any manner, by such Person or endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted with recourse by such Person or any Debt of another Person that has the substantially equivalent or similar economic effect of being guaranteed by such Person or of otherwise making such Person contingently liable therefor, through an agreement or otherwise, including, without limitation, an agreement (i) to purchase, or to advance or supply funds for the payment or purchase of, such Debt, or (ii) to make any loan, advance, capital contribution or other investment in such other Person to assure a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in such other Person (unless such investment is expected to constitute a permitted investment under Section 8.10).

“Taxes” has the meaning assigned thereto in Section 4.01(a).

“Termination Date” has the meaning assigned thereto in Section 2.01.

“UCP” means the “Uniform Customs and Practice for Documentary Credits (2007 Revision)” published by the International Chamber of Commerce (or such later version thereof as may be in effect at the time of issuance).

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

“Withholding Taxes” has the meaning assigned thereto in Section 4.01(a).

1.02  Accounting Principles.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Bank hereunder shall be prepared, in accordance with GAAP applied on a consistent basis.  All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.10 consistent with the annual audited financial statements referenced in Section 6.07); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Bank shall so object in writing within 60 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Bank as to which no such objection shall have been made.

ARTICLE II

THE FACILITY

2.01  Amounts and Terms of Commitment.  Subject to the terms and conditions of this Agreement, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower or, subject to Section 3.01(a), its Restricted Subsidiaries from time to time from the date hereof until the third anniversary of the date hereof, or until such earlier date on which the Bank terminates the Commitment pursuant to Section 10.02(a) or the Borrower terminates the Commitment pursuant to Section 2.02(b)  (the “Termination Date”), provided that the aggregate Letter of Credit Obligations (after giving effect to any requested Letters of Credit) shall not at any time exceed the Commitment.

2.02  Termination or Reduction of the Commitment

(a)  Unless previously terminated, the Commitment shall automatically terminate at 5:00 p.m. New York City time on the third anniversary of the date hereof.

(b)  The Borrower may, upon not less than three (3) Business Days’ prior notice to the Bank (i) subject to Section 2.03, terminate the Commitment, or (ii) permanently reduce the Commitment to an amount not less than the Dollar Equivalent of the amount of the Letter of Credit Obligations outstanding at the effective date of such reduction, provided that (x) each reduction of the Commitment pursuant to this Section shall be an amount that is $5,000,000 or a larger multiple of $1,000,000, and (y) the Borrower may not so reduce the Commitment if, after giving effect thereto, the total of Letter of Credit Obligations would exceed the Commitment.  Any termination or reduction of the Commitment shall be permanent.  If the Commitment is terminated in its entirety under this Section 2.02(b), all accrued and unpaid Commitment Fees and Letter of Credit Fees to, but not including, the effective date of such termination shall be payable on the effective date of such termination without any premium or penalty.

2.03  Cash Collateral.

(a)  If any Letters of Credit would remain outstanding after the effective date of any termination of the Commitment, in addition to satisfaction of all other applicable terms and conditions of this Agreement, the Borrower shall, upon written request of the Issuing Bank, deposit with and pledge to the Issuing Bank cash in an amount equal to the total of Letter of Credit Obligations at the effective date of such termination, or arrange for the issuance of a letter of credit for the benefit of and acceptable to the Issuing Bank in its sole discretion.  Any such cash deposit or letter of credit shall be in Dollars unless, with respect to any such Letter of Credit that is denominated in an Approved Currency other than Dollars, the Issuing Bank requests that such cash deposit or letter of credit be the Dollar Equivalent of the related Letter of Credit Obligations.

(b)  If the Letter of Credit Obligations exceed the Commitment by more than $750,000 on any date (after giving effect to any reduction of the Commitment scheduled to take place on such date and to any payment or prepayment on such date of Reimbursement Obligations) for any reason and such excess continues for more than three (3) Business Days, upon written request of the Issuing Bank the Borrower shall promptly, but in any event not later than two (2) Business Days after such written request, deposit with and pledge to the Issuing Bank in Dollars cash, or arrange for the issuance of a letter of credit denominated in Dollars for the benefit of and acceptable to the Issuing Bank in its sole discretion, in an amount equal to such excess.

2.04  Fees.

(a)  Letter of Credit Fees.

(i)  The Borrower shall pay to the Issuing Bank in Dollars or Dollar Equivalents a letter of credit fee (the “Letter of Credit Fee”) on each Letter of Credit issued by the Issuing Bank for the account of the Borrower in an amount equal to the Applicable Percentage per annum on the face amount of each such Letter of Credit.  Such Letter of Credit Fee shall accrue from the date of issuance of each Letter of Credit (with such issuance date being deemed to be the Effective Date in the case of the Outstanding Letters of Credit that are to be continued hereunder as Letters of Credit) until its expiration date, taking into account any extensions of the expiration date beyond the initial expiration date.  Such fee shall be payable quarterly in arrears on the last day of each calendar quarter and on the date each Letter of Credit expires or is fully drawn.

(ii)  In addition to the Letter of Credit Fees due the Issuing Bank hereunder, the Borrower shall pay to any  Lending Office issuing a Letter of Credit any standard amendment, negotiation or other fees  as such Lending Office may request at the time such Letter of Credit is issued or amended.

(b)  Commitment Fee.  The Borrower shall pay to the Bank in Dollars a commitment fee (the “Commitment Fee”), payable quarterly in arrears on the last day of each calendar quarter, commencing with the first calendar quarter ending after the Effective Date, in an amount equal to the Applicable Percentage multiplied by the excess of (i) the Commitment at the time over (ii) the aggregate Letter of Credit Obligations from time to time.

2.05  Computation of Fees and Interest.

(a)  All computations of fees and interest under this Agreement shall be made on the basis of a 360-day year and actual days elapsed.  Fees and interest shall accrue during each period during which such fees or interest are computed from and including the first day thereof to but excluding the last day thereof.

(b)  Each determination of an interest rate by the Bank pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

2.06  Payments by the Borrower.

(a)  All payments (including prepayments) to be made by the Borrower on account of Obligations shall be made without set-off or counterclaim and shall, except as otherwise expressly provided in this Agreement, be made to the relevant Lending Office, in Dollar Equivalents and in immediately available funds, no later than 12:00 noon (local time) unless otherwise agreed, on the date specified herein.  Any payment which is received by a Lending Office later than 12:00 noon (local time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable fee or interest shall continue to accrue.

(b)  Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of fees or interest, as the case may be.

ARTICLE III

LETTERS OF CREDIT

3.01  General.

(a)  Subject to the terms and conditions set forth herein, the Borrower may from time to time request the Issuing Bank to issue Letters of Credit denominated in Dollars or any other Approved Currency for its own account in such form as is acceptable to the Issuing Bank in its reasonable determination.  A Letter of Credit may state that is it issued for the account of any Restricted Subsidiary of the Borrower without prejudice to the agreement herein between the Borrower and the Bank that the Borrower shall be the account party for all Letters of Credit and shall have the obligations with respect thereto provided by this Agreement.

(b)  Prior to the Effective Date, the Outstanding Letters of Credit set forth on Schedule 3.01(b) hereto are outstanding under the SELOC Facility. All such Outstanding Letters of Credit shall be deemed to become outstanding Letters of Credit hereunder upon the Effective Date.

3.02  Terms of the Letters of Credit.

(a)  Each Letter of Credit shall expire at or prior to the close of business on the earliest of (i) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date of an Evergreen Letter of Credit, twelve (12) months after the then-current expiration date of such Evergreen Letter of Credit, so long as the Non-Extension Date for such Evergreen Letter of Credit occurs within three (3) months of such then-current expiration date), (ii) the date that is five (5) Business Days prior to the Termination Date and (iii) its stated expiration date (including any extension thereof in accordance with this Agreement).

(b)  A Letter of Credit shall be issued, amended, renewed or extended, or the amount thereof increased or reinstated, only if (and upon issuance, amendment, renewal or extension, or increase or reinstatement of the amount, of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal, extension, increase or reinstatement, the sum of the Letter of Credit Obligations does not exceed the Commitment.  The original face amount of each Letter of Credit shall be at least $50,000.

3.03  Procedure for Issuance of the Letters of Credit.

(a)  Each Letter of Credit (other than the Outstanding Letters of Credit) to be issued after the Effective Date shall be issued upon the request of the Borrower received by the Issuing Bank and any other relevant Lending Office not later than 12:00 noon (local time), three (3) Business Days prior to the requested date of issuance.

(b)  Each request for issuance of a Letter of Credit (other than the Outstanding Letters of Credit) shall be made in writing sent by fax or by electronic mail in accordance with Section 11.02(d) and confirmed by delivery of the original executed letter of credit application and agreement, in the Issuing Bank’s standard form or a similar form if the relevant Lending Office uses a different form (each, an “L/C Application”), not later than one (1) Business Day thereafter.  Each request for issuance of a Letter of Credit and each L/C Application shall specify, among other things:  (i) the proposed date of issuance (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the date of expiration of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) whether the requested Letter of Credit is to be denominated in Dollars or another Approved Currency.

(c)  Any request for an amendment to any previously-issued Letter of Credit shall be received by the  Lending Office which issued the Letter of Credit not later than 12:00 noon (local time), unless otherwise agreed by the Lending Office, two (2) Business Days prior to the date of the proposed amendment in writing by fax or by electronic mail in accordance with Section 11.02(d).  Each written request for an amendment to a previously-issued Letter of Credit made by fax or by electronic mail in accordance with Section 11.02(d) shall be in the form of the relevant L/C Application signed by the Borrower and shall not request an extension beyond the Termination Date.  Amendments and extensions shall be at the sole discretion of the Lending Office which issued the Letter of Credit.

(d)  Notwithstanding any provision of any L/C Application to the contrary, in the event of any conflict between the terms of any such L/C Application and the terms of this Agreement, the terms of this Agreement shall control with respect to payment obligations, events of default, representations and warranties, and covenants, except that such L/C Application may provide for further warranties relating specifically to the transaction or affairs underlying such Letter of Credit.

3.04  Drawings and Reimbursements.  The Borrower hereby unconditionally and irrevocably agrees to reimburse the relevant Lending Office for each L/C Disbursement made by such Lending Office under any Letter of Credit issued for the account of the Borrower; such Reimbursement Obligation shall be due and payable seven (7) Business Days after the date the relevant Lending Office makes such L/C Disbursement, and shall bear interest, payable upon demand, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower pays such Reimbursement Obligation, at the rate per annum equal to the Base Rate for each such day; provided that if the Borrower fails to pay such Reimbursement Obligation on the earlier of (i) the seventh Business Day following the date that such L/C Disbursement is made, and (ii) the Termination Date, the Borrower shall thereafter pay interest on such unpaid Reimbursement Obligation at the rate per annum equal to the Base Rate plus two percent (2%) for each such day.

3.05  Reimbursement Obligations Absolute.  The obligations of the Borrower to reimburse the Lending Office for L/C Disbursements made by such Lending Office under any Letter of Credit honoring a demand for payment by the beneficiary thereunder shall be irrevocable, absolute and unconditional under any and all circumstances, including the following circumstances:

(a)  any lack of validity or enforceability of this Agreement, any Letter of Credit, any L/C Application or any other agreement or instrument relating thereto (collectively, the “L/C Related Documents”);

(b)  any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to or departure from all or any of the L/C Related Documents;

(c)  the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, any Lending Office or any other Person, whether in connection with this Agreement, the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(d)  any draft, certificate, statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect other than if such payment resulted from the  gross negligence or willful misconduct of the relevant Lending Office;

(e)  payment by the relevant Lending Office under any Letter of Credit against presentation of a draft or certificate that does not comply with the terms of the Letter of Credit other than if such payment resulted from the gross negligence or willful misconduct of the relevant Lending Office;

(f)  any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Borrower in respect of any Letter of Credit; or

(g)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any account party, other than a circumstance constituting gross negligence or willful misconduct on the part of the relevant Lending Office.

Neither the Issuing Bank nor any of its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower or its Restricted Subsidiaries to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Borrower or its Restricted Subsidiaries that are caused by the Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that:

(x)           the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(y)           the Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(z)           this sentence shall establish the standard of care to be exercised by the Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

3.06  Disbursement Procedures.  The Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Letter of Credit.  The Issuing Bank shall promptly after such examination notify the Borrower by telephone (confirmed by fax or by electronic mail in accordance with Section 11.02(d)) of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank with respect to any such L/C Disbursement.

3.07  Evergreen Letters of Credit; Revolving Letters of Credit.

(a)  If the Borrower so requests in connection with the proposed issuance of a Letter of Credit, the Issuing Bank agrees, subject to the terms and conditions hereof, to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once during the term thereof (commencing with the date of issuance of such Letter of Credit) by giving prior written notice to the beneficiary thereof and the Borrower not later than a specified date to be agreed upon at the time such Letter of Credit is issued, which shall occur and be effective on a date (the “Non-Extension Date”) falling no earlier than three (3) months prior to the stated expiration date of such Evergreen Letter of Credit.  Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any renewal of an Evergreen Letter of Credit; provided, however, that the Issuing Bank shall not be required to permit any renewal of an Evergreen Letter of Credit if (i) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof or (ii) it has determined that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

(b)  If the Borrower so requests in connection with the proposed issuance of a Letter of Credit, the Issuing Bank agrees, subject to the terms and conditions hereof, to issue a Letter of Credit that has automatic provisions for the increase or reinstatement of the face amount of such Letter of Credit (each, a “Revolving Letter of Credit”); provided that any such Revolving Letter of Credit must permit the Issuing Bank to prevent each such increase or reinstatement by giving prior written notice to the beneficiary and the Borrower thereof not later than a date to be agreed upon at the time such Letter of Credit is issued, which shall occur and be effective on a date falling no earlier than two (2) Business Days prior to such increase or reinstatement.  Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any increase or reinstatement of a Revolving Letter of Credit; provided, however, that the Issuing Bank shall not be required to permit any such increase or reinstatement of a Revolving Letter of Credit if (i) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its increased or reinstated amount under the terms hereof or (ii) it has determined that one or more of the applicable conditions specified in Section 5.02 is not then satisfied.

3.08  Additional Limitations.  Notwithstanding anything contained herein to the contrary:

(a)  the Issuing Bank shall not be under any obligation to issue any Letter of Credit other than the Outstanding Letters of Credit if:

(i)  any order, judgment or decree of any Governmental Authority or arbitration shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law or regulation applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the

Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which the Issuing Bank is not compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it; or

(ii)  the issuance of such Letter of Credit would violate any policies of the Issuing Bank of general application or applicable generally to similar customers.

(b)  The Issuing Bank shall not be under any obligation to amend, renew or extend, or increase or reinstate the amount of, any Letter of Credit if (i) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended, renewed or extended form or increased or reinstated amount under the terms hereof, (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit, or (iii) the Issuing Bank has determined that one or more applicable conditions contained in Section 5.02 hereof shall not then be satisfied.

3.09  Applicability of ISP and UCP.  The rules of the ISP shall apply to each Letter of Credit unless, when a Letter of Credit is issued, the Issuing Bank elects to have the rules of the UCP apply or unless otherwise expressly agreed by the Issuing Bank and the Borrower (including any such agreement applicable to an Outstanding Letter of Credit).  To the extent not inconsistent with the foregoing, each Letter of Credit shall also be subject to the New York Uniform Commercial Code as in effect from time to time.

3.10  Downgrade Event.  If the long term senior credit rating of the Issuing Bank is reduced below “A” by S&P or “A2” by Moody’s, then, at the request of the Borrower, the Issuing Bank shall use its commercially reasonable efforts to take one of the following actions (at its option):

(a)  arrange for a replacement Issuing Bank (the “Replacement Issuing Bank”) on terms and conditions reasonably acceptable to the Borrower, or

(b)  arrange for another bank (the “Fronting Bank”) to confirm Letters of Credit issued by the Issuing Bank or to issue letters of credit to the Borrower’s, or its Restricted Subsidiaries’, beneficiaries with support of a back-to-back Letter of Credit issued by the Issuing Bank, on terms and conditions reasonably acceptable to the Borrower.

The Borrower will use its commercially reasonable efforts to assist the Issuing Bank to identify a Replacement Issuing Bank or a Fronting Bank and to obtain its agreement to act in such capacity.  Any Replacement Issuing Bank shall be subject to the approval of the Borrower unless such Replacement Issuing Bank shall have a rating of “A” or higher by S&P or “A2” or higher by Moody’s.

ARTICLE IV

TAXES, YIELD PROTECTION AND ILLEGALITY

4.01  Taxes.

(a)  Payments made hereunder and under any instrument executed hereunder shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, duties, deductions, withholding and similar charges (“Taxes”) excluding, in the case of each Issuing Bank, each Lending Office, each Replacement Bank, each Fronting Bank and each Permitted Assignee, Taxes (including franchise or receipts taxes) imposed on or in respect of its net income, capital, or receipts, by the jurisdiction (or any political subdivision thereof) under the laws of which such Issuing Bank, Lending Office, Replacement Bank, Fronting Bank or Permitted Assignee (as the case may be) (A) is organized, (B) has its principal place of business, or (C) is, through an office or other fixed place of business, deemed to be doing business or maintaining a permanent establishment under any applicable income tax treaty (such non-excluded Taxes being “Withholding Taxes”).  If the Borrower shall be required by law to deduct any Withholding Taxes from or in respect of any sum payable hereunder or under any instrument executed hereunder, the Borrower:

(i)  shall pay to each Issuing Bank, Lending Office, Replacement Bank, Fronting Bank or Permitted Assignee an additional amount so that the net amount received and retained by such Issuing Bank, Lending Office, Replacement Bank, Fronting Bank or Permitted Assignee after taking into account such Withholding Taxes (and any additional Withholding Taxes payable on account of any additional payment called for by this sentence) will equal the full amount which would have been received and retained by such Issuing Bank, Lending Office, Replacement Bank, Fronting Bank or Permitted Assignee as if no such Withholding Taxes been paid, deducted, or withheld;

(ii)  shall make such deductions; and

(iii)  shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

(b)  The Borrower will furnish each Issuing Bank, Lending Office, Replacement Bank, Fronting Bank or Permitted Assignee original Withholding Tax receipts, notarized copies of Withholding Tax receipts or such other appropriate documentation as will prove payment of tax in a court of law applying U.S. Federal Rules of Evidence for all Taxes paid by the Borrower pursuant to Section 4.01(a).  The Borrower will deliver such receipts within a reasonable period after payment of any Withholding Taxes, but in no event later than 60 days after the due date for the related Withholding Tax.

(c)  If an Issuing Bank, Lending Office, Replacement Bank, Fronting Bank or Permitted Assignee is entitled to a refund or credit of Withholding Tax, it shall use reasonable efforts to pursue such refund (and interest with respect thereto), and if it receives such refund or credit, shall pay to the Borrower the amount of the refund or credit (and interest with respect thereto) actually received.

(d)  Each Issuing Bank, Lending Office, Replacement Bank, Fronting Bank or Permitted Assignee shall use reasonable efforts (consistent with its internal policies, and legal and regulatory restrictions) to change the jurisdiction of its relevant Lending Office if such change would avoid or reduce any Withholding Tax; provided that no such change of jurisdiction shall be made if, in the reasonable judgment of such Issuing Bank, Lending Office, Fronting Bank, Replacement Bank or Permitted Assignee, such change would be disadvantageous to such Issuing Bank, Lending Office, Fronting Bank, Replacement Bank or Permitted Assignee, as the case may be.

(e)  The Issuing Bank shall deliver to the  Borrower, within 30 days after the execution of this Agreement (unless theretofore so delivered) and, in the case of any other Issuing Bank or Lending Office, Replacement Bank, Fronting Bank or Permitted Assignee, prior to such Person becoming an Issuing Bank, Lending Office, Replacement Bank, Fronting Bank or Permitted Assignee, as the case may be, as may be reasonably required from time to time by applicable law or regulation, United States Internal Revenue Service Forms W-8BEN and/or W-8EC1 (or successor Forms) or such other form, if any, as from time to time may permit the Borrower to demonstrate that payments made by the  Borrower to such Issuing Bank, Lending Office, Replacement Bank, Fronting Bank or Permitted Assignee  under this Agreement either are exempt from United States Federal Withholding Taxes or are payable at a reduced rate (if any) specified in any applicable tax treaty or convention.  If any Issuing Bank, Lending Office, Replacement Bank, Fronting Bank or Permitted Assignee fails to provide the forms required by this Section 4.01(e), the Borrower shall, notwithstanding anything in this Section 4.01 to the contrary, withhold amounts required to be withheld by the applicable law from any payments to any such Issuing Bank, Lending Office, Replacement Bank, Fronting Bank or Permitted Assignee at the applicable statutory rate, and the Borrower shall not be required to pay additional amounts pursuant to Section 4.01 to or indemnify any such Issuing Bank, Lending Office, Replacement Bank, Fronting Bank or Permitted Assignee pursuant to this Agreement with respect to amounts so withheld.

4.02  Illegality.  If the Issuing Bank shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Issuing Bank or any other relevant Lending Office to issue Letters of Credit, then, on notice thereof by the Issuing Bank to the Borrower, the obligation of the Issuing Bank to issue Letters of Credit, as the case may be, shall be suspended until the Issuing Bank shall have notified the Borrower that the circumstances giving rise to such determination no longer exist.  The Issuing Bank shall immediately notify the Borrower of any such event.

4.03  Increased Costs and Reduction of Return.

(a)  If the Issuing Bank shall determine that, due to either (i) the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Issuing Bank or any Lending Office of agreeing to issue or issuing or maintaining any Letter of Credit, then the Borrower shall be liable for, and shall from time to time, upon written request therefor by the Issuing Bank, pay to the Issuing Bank additional amounts as are sufficient to compensate the Issuing Bank or such Lending Office for such increased costs.

(b)  If the Issuing Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Issuing Bank (or other relevant Lending Office) or any corporation controlling the Issuing Bank, with any Capital Adequacy Regulation affects or would affect the amount of capital required or expected to be maintained by the Issuing Bank, any Lending Office or any corporation controlling the Issuing Bank and (taking into consideration the Issuing Bank’s and such controlling corporation’s policies with respect to capital adequacy and the Issuing Bank’s desired return on capital) determines that the amount of such capital is increased as a consequence of Letters of Credit issued or maintained by the Issuing Bank under this Agreement, then, upon written request of the Issuing Bank, the Borrower shall immediately pay to the Issuing Bank or the relevant Lending Office, from time to time as specified by the Issuing Bank, additional amounts sufficient to compensate the Issuing Bank or such Lending Office for such increase.

(c)  The Issuing Bank will notify the Borrower of any event occurring after the date hereof which will entitle the Issuing Bank or any Lending Office to compensation from the Borrower pursuant to this Section 4.03 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation.  If the Issuing Bank requests compensation under this Section 4.03, the Borrower may, by notice to the Issuing Bank, require that the Issuing Bank furnish to the Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.

4.04  Certificate of the Issuing Bank.  If claiming reimbursement or compensation pursuant to this Article IV, the Issuing Bank shall deliver to the Borrower a certificate setting forth in reasonable detail the amount payable to the Issuing Bank or any relevant Lending Office hereunder, and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

4.05  Survival.  The agreements and obligations of the Borrower in this Article IV shall survive the payment of all other Obligations.

ARTICLE V

CONDITIONS PRECEDENT

5.01  Conditions to Effectiveness of this Agreement.  The effectiveness of this Agreement and the obligation of the Issuing Bank to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on or before the Effective Date:

(a)  Receipt of Documents.  The Bank shall have received on or before the Effective Date all of the following, in form and substance reasonably satisfactory to the Bank and its counsel:

(i)  Letter of Credit Agreement.  This Agreement, duly executed and delivered by each Credit Party;

(ii)  Resolutions; Incumbency.

(A)  Copies of the resolutions of the board of directors of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to be delivered by it hereunder, certified as of the Effective Date by the Secretary or an Assistant Secretary of such Credit Party; and

(B)  A certificate of the Secretary or Assistant Secretary of each Credit Party as of the Effective Date certifying the names and true signatures of the officers of such Credit Party authorized to execute and deliver this Agreement and all other Loan Documents to be delivered by it hereunder.

(iii)  Financial Statements.  A copy of the audited and unaudited financial statements of the Borrower and its Subsidiaries referred to in Section 6.07, accompanied by a copy of the related auditor’s report, in the case of the audited financial statements, and a certificate of a Responsible Officer, in the case of the unaudited financial statements.

(iv)  Certificate.  A certificate signed by a Responsible Officer, dated as of the Effective Date, certifying as to the matters set forth in Section 5.01(b) below.

(v)  Legal Opinions.  Opinions in form and substance reasonably satisfactory to the Bank of the general counsel of the Borrower (and in such capacity, acting as counsel for the Credit Parties) and, as to matters of New York law, of Hunton & Williams LLP.

(b)  No Default, etc.  As of the Effective Date:

(i)  no Default or Event of Default exists;

(ii)  the representations and warranties in Article VI (other than in the case of the Outstanding Letters of Credit to be deemed issued hereunder, the last clause of Section 6.07(b) relating to the occurrence of a material adverse change) are true and correct in all material respects on and as of such date, as though made on and as of such date; and

(iii)  since March 31, 2008, there has occurred no event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

(c)  SELOC Facility.  The Bank shall have received notification of the Borrower’s election to terminate the SELOC Facility.

(d)  Payment of Costs and Fees. The Borrower shall have paid all reasonable out-of-pocket costs, accrued and unpaid fees and expenses incurred by the Bank, to the extent due and payable on the Effective Date, including the reasonable fees and expenses of outside counsel to the Bank.

5.02  Conditions to Subsequent Issuances.  The obligation of the Issuing Bank to issue, amend, renew or extend, or increase or reinstate the amount of, any Letter of Credit after the Effective Date is subject to the satisfaction of the following conditions precedent on the date of the relevant extension of credit:

(a)  Request for Letter of Credit.  The Issuing Bank shall have received a request and an L/C Application in accordance with Section 3.03;

(b)  Continuation of Representations and Warranties.  The representations and warranties contained in Article VI (other than, after the Effective Date, the last clause of Section 6.07(b) relating to the occurrence of a material adverse change) shall be true and correct in all material respects on and as of the date of such extension of credit with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date;

(c)  No Existing Default.  No Default or Event of Default shall exist on the date of such request or immediately after giving effect to the requested issuance, amendment, renewal, extension, increase or reinstatement of such Letter of Credit, and without limiting the generality of the foregoing, no Reimbursement Obligation shall be outstanding and unpaid.

Each request for the issuance, amendment, renewal, extension, increase or reinstatement of a Letter of Credit shall constitute a representation and warranty by the Borrower that, as of the date of such request and immediately after giving effect to such issuance, amendment, renewal, extension, increase or reinstatement of such Letter of Credit, the conditions in this Section 5.02 have been satisfied and, without limiting the generality of the foregoing, no Reimbursement Obligation shall be outstanding and unpaid.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Each Credit Party (or, as specifically provided below, the Borrower only), represents and warrants to the Bank, as follows:

6.01  Corporate Existence.  (a) Such Credit Party and each of its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) such Credit Party and each of its Restricted Subsidiaries (i) has the requisite power and authority to own its property and assets and to carry on its business as now conducted and (ii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not have a Material Adverse Effect.  Such Credit Party has the corporate power to execute and deliver and to perform its obligations under the Loan Documents to which it is party.

6.02  Non-Contravention.  The execution, delivery and performance by such Credit Party of the Loan Documents to which it is party have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the shareholders of such Credit Party, (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation T, U or X of the Federal Reserve Board), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such Credit Party or of the charter or by-laws of such Credit Party, (iii) result in a breach of or constitute a default under any agreement or instrument to which such Credit Party is a party or by which it is bound, which breach or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (iv) result in the creation of a Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by such Credit Party; and such Credit Party is not in default under any such order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument or in default under any such law, rule, or regulation, which default would have a Material Adverse Effect.

6.03  No Consent.  No authorization, consent, approval, license, exemption of, or filing or registration with, or any other action in respect of any Governmental Authority is or will be necessary for the valid execution, delivery or performance by such Credit Party of the Loan Documents to which it is party.

6.04  Binding Obligations.  Each of the Loan Documents to which such Credit Party is party constitute legal, valid, and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05  Title to Properties.  Such Credit Party and each of its Restricted Subsidiaries has good and marketable title to all of the material assets and properties purported to be owned by it, free and clear of all Liens except those permitted by this Agreement.

6.06  Subsidiaries.  As of the Effective Date, each Subsidiary listed on Schedule 6.06 is a Subsidiary of the Borrower, and all of such Subsidiaries’ shares which are owned, directly or indirectly, by the Borrower have been duly authorized and validly issued, are fully paid and nonassessable and are free and clear of any Lien except Liens of the type described in Section 8.02(b) hereof.

6.07  Financial Statements.  The Borrower hereby represents and warrants that:

(a)  The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2007, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year then ended, certified by KPMG LLP, independent public accountants, copies of which have been delivered to the Bank, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date and the consolidated results of their operations for the year then ended, all prepared in accordance with GAAP applied on a consistent basis.

(b)  The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2008, the related unaudited consolidated statement of operations of the Borrower and its Subsidiaries for the fiscal quarter then ended, and the related unaudited consolidated statement of cash flows of the Borrower and its Subsidiaries for the fiscal quarter then ended, copies of which have been delivered to the Bank, fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date and their consolidated results of operations for the quarter then ended, all prepared in accordance with GAAP (except for the omission of notes and subject to year-end adjustments) applied on a consistent basis; and there has been no material adverse change in such condition or operations since March 31, 2008.

6.08  Litigation; Observance of Agreements, Statutes and Orders.

(a)  There are no actions, suits, arbitrations or other proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any of its Restricted Subsidiaries or the properties of the Borrower or any of its Restricted Subsidiaries before any Governmental Authority or arbitrator that would have a Material Adverse Effect, and neither the Borrower nor any of its Restricted Subsidiaries is in default (in any respect which would have a Material Adverse Effect) with respect to any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect and applicable to the Borrower or any of its Restricted Subsidiaries.

(b)  Neither the Borrower nor any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.09  Taxes.  The Borrower and its Restricted Subsidiaries have filed all material tax returns (federal, state, and local) required to be filed and paid all taxes shown thereon to be due,

including interest and penalties, or provided adequate reserves, in accordance with GAAP, for the payment thereof.

6.10  ERISA.  Each Pension Plan has complied with and has been administered in all material respects in accordance with the applicable provisions of ERISA and the Code.  No Pension Plan has terminated under circumstances giving rise to liability of the Borrower of any ERISA Affiliate to the PBGC under Section 4062, 4063 or 4064 of ERISA, which liability remains unpaid in whole or in part, and no lien under Section 4068 of ERISA exists with respect to the assets of the Borrower.  No Reportable Event has occurred with respect to any Pension Plan, except for Reportable Events previously disclosed in writing to the Bank that would not have a Material Adverse Effect.  No accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived) exists with respect to any Pension Plan, nor does any lien under Section 302 of ERISA or Section 412 of the Code exist with respect to any Pension Plan.

Neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn from any one or more Multiemployer Plans under circumstances which would give rise to withdrawal liability which, in the aggregate, could have a Material Adverse Effect and which has not been fully paid as of the date hereof.  Neither the Borrower nor any ERISA Affiliate has received notice that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has terminated under Title IV of ERISA, nor, to the best knowledge of the Borrower, is any such reorganization, insolvency or termination reasonably likely to occur, where such reorganization, insolvency or termination has resulted or can reasonably be expected to result in an increase in the contributions required to be made to such Multiemployer Plan in an amount that would have a Material Adverse Effect.  Neither the Borrower nor any ERISA Affiliate has failed to make any contribution to a Multiemployer Plan which is required under ERISA or an applicable collective bargaining agreement in an amount which is material in the aggregate (except to the extent there is a good faith dispute as to whether any contribution is owed, the amount owed or the existence of facts that would give rise to a withdrawal).

6.11  No Default.  No Default and no Event of Default has occurred and is continuing.

6.12  Federal Reserve Regulations.  a)Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)  No Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations promulgated by the Federal Reserve Board, including, without limitation, Regulations T, U or X.

6.13  Investment Company Act.  None of the Credit Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

6.14  Environmental Matters.  In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws and laws relating to occupational safety and health on the business, operations and properties of the Borrower and its Restricted Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up, closure or restoration of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection and occupational health and safety standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses).  On the basis of this review, the Borrower represents and warrants that applicable Environmental Laws and laws relating to occupational health and safety do not and would not have a Material Adverse Effect  and it and each of its Restricted Subsidiaries has obtained and holds all material permits, licenses and approvals required under Environmental Laws that are necessary for the conduct of its business and the operation of its facilities, and it has not received any written notice of any failure to be in compliance with the terms and conditions of such permits, licenses and approvals, which failure would have a Material Adverse Effect.

6.15  Priority of Debt.  Each Credit Party hereby represents and warrants that all Debt created under this Agreement for which it is or may be liable ranks pari passu with all other Debt for borrowed money which such person owes or may be liable for to any Person other than the Bank.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full, all Letters of Credit have expired or been terminated and the Commitment has expired or been terminated, unless consent has been obtained in the manner provided for in Section 11.01, the Borrower will:

7.01  Payment of Taxes, etc.  Pay and discharge, and cause each Restricted Subsidiary to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a lien or charge upon any properties of the Borrower or any Restricted Subsidiary; provided, however, that neither the Borrower nor any Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and against which it is maintaining adequate reserves in accordance with GAAP.

7.02  Maintenance of Insurance.  Maintain, and cause each Restricted Subsidiary to maintain, insurance with responsible and reputable insurance companies or associations (or, to the extent consistent with prudent business practice, through its own program of self-insurance) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Restricted Subsidiary operates.

7.03  Preservation of Corporate Existence, etc.  Preserve and maintain, and cause each Restricted Subsidiary to preserve and maintain, its corporate existence and material rights, franchises, permits and privileges; provided, however, that nothing herein contained shall prevent any merger or consolidation permitted by Section 8.03; and provided further that the Borrower shall not be required to preserve or to cause any Restricted Subsidiary to preserve its corporate existence or any such rights, franchises, permits or privileges if the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the Borrower and its Restricted Subsidiaries taken as a whole.

7.04  Compliance with Laws, etc.  Comply, and cause each Restricted Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders (other than laws, rules, regulations, and orders which are not final and are being contested in good faith by proper proceedings) of any Governmental Authority (including Labor Laws and Environmental Laws), in each case where noncompliance with which would have a Material Adverse Effect.

7.05  Compliance with ERISA and the Code.  With respect to each Pension Plan, (i) comply, and cause each of its ERISA Affiliates to comply, with the minimum funding standards under ERISA and (ii) use its best efforts, and cause each of its ERISA Affiliates to use its best efforts, to comply in all material respects with all other applicable provisions of ERISA and the Code and the regulations and interpretations promulgated thereunder.

7.06  Compliance with Contracts, etc.  Perform, and cause each Restricted Subsidiary to perform, all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except in each case where the failure to do so would not have a Material Adverse Effect.

7.07  Access to Properties.  Permit, and cause its Restricted Subsidiaries to permit, any representatives designated by the Bank, upon reasonable prior notice to the Borrower, to visit the properties of the Borrower or any Restricted Subsidiary at reasonable times and as often as reasonably requested.

7.08  Conduct of Business.  Engage in, and cause its Restricted Subsidiaries to engage in, only those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Effective Date and such other businesses reasonably related or complementary thereto or in furtherance thereof, or in other lines of business which are insignificant when viewed in the overall context of the businesses then engaged in by the Borrower and its Subsidiaries taken as a whole.

7.09  Use of Proceeds.  Use the Letters of Credit for general corporate purposes of the Borrower and its Restricted Subsidiaries in compliance with this Agreement.

7.10  Financial Statements.  Furnish or cause to be furnished to the Bank at its address as set forth in Section 11.02 or such other office as may be designated in writing by the Bank:

(a)  annually, as soon as available, but in any event within 120 days after the last day of each Fiscal Year, a consolidated balance sheet of the Borrower and its Subsidiaries, as at such last day of such Fiscal Year, and consolidated statements of operations, shareholders’ equity and cash flow for the Borrower and its Subsidiaries for such Fiscal Year, each prepared in accordance with GAAP, in reasonable detail, and audited by KPMG LLP or any other firm of independent certified public accountants of recognized national standing and whose opinion shall not be qualified with respect to scope limitations imposed by the Borrower or any Subsidiary, the status of the Borrower and its Subsidiaries as a going concern or the accounting principles followed by the Borrower or any Subsidiary not in accordance with GAAP;

(b)  as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarterly periods of each Fiscal Year, a consolidated balance sheet of the Borrower and its Subsidiaries as at the last day of such fiscal quarter and consolidated statements of operations and cash flows for the Borrower and its Subsidiaries for such fiscal quarter, and for the then current Fiscal Year through the end of such fiscal quarter, prepared in accordance with GAAP (except for omission of notes and subject to year-end adjustments);

(c)  substantially concurrently with the delivery of financial statements pursuant clause (a) above (but in any event, no later than the time such financial statements are required to be delivered pursuant to clause (a) above), a certificate signed by the treasurer, chief financial officer or the chief executive officer of the Borrower to the effect that such officer has made due inquiry and that to the best of the knowledge of such officer except as stated therein no Default or Event of Default has occurred hereunder and that such officer has made due inquiry and that to the best of the knowledge of such officer except as stated therein no default has occurred under any other agreement to which the Borrower is a party or by which it is bound, or by which any of its properties or assets may be affected, which would have a Material Adverse Effect and specifying in reasonable detail the exceptions, if any, to such statements;

(d)  substantially concurrently with the delivery of financial statements pursuant clauses (a) and (b) above (but in any event, no later than the time such financial statements are required to be delivered pursuant to clauses (a) and (b) above), a statement of a financial officer of the Borrower showing the Leverage Ratio and Interest Coverage Ratio by reasonably detailed calculation thereof as of the last day of the fiscal period to which such financial statements relate;

(e)  substantially concurrently with the delivery of financial statements pursuant clause (b) above (but in any event, no later than the time such financial statements are required to be delivered pursuant to clause (b) above), a certificate signed by a financial officer of the Borrower and stating that such officer has made due inquiry and that to the best of his knowledge no Default or Event of Default has occurred and is continuing, or, if a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof; and

(f)  immediately, but in any event within three (3) Business Days after a Responsible Officer obtains knowledge of the occurrence of any Default or Event of Default, a certificate of a Responsible Officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

Any financial statement required to be delivered pursuant to this Section 7.10 shall be deemed to have been delivered on the date on which the Borrower posts such financial statement on its website on the Internet at www.brinkscompany.com (or a successor website) or when such financial statement is posted on the SEC’s website on the Internet at www.sec.gov (or a successor website) and, in each case, such financial statement is readily accessible to the Bank on such date; provided that the Borrower shall give notice of any such posting to the Bank; provided, further, that the Borrower shall deliver paper copies of any such financial statement to the Bank if the Bank requests the Borrower to deliver such paper copies until notice to cease delivering such paper copies is given by the Bank.

7.11  Books and Records.  Keep, and cause each Restricted Subsidiary to keep, proper books of record and accounts in which full, true and correct entries in accordance with GAAP shall be made of all dealings or transactions in relation to its business and activities and the business and activities of its Restricted Subsidiaries.

7.12  Additional Information.  Furnish, and cause each Restricted Subsidiary to furnish, with reasonable promptness such other financial information as the Bank may reasonably request, provided that the Borrower shall not be required to furnish any information that would result in violation of any confidentiality agreement by which it is bound but, at the request of the Bank, shall use its reasonable best efforts to obtain a waiver of such agreement to permit furnishing of such information under this provision.

7.13  SEC Filings.  Promptly after the same are available, furnish or make available copies of all current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K (or similar corresponding reports) and registration statements or statements which the Borrower or any Subsidiary may be required to file with the Securities and Exchange Commission (excluding registration statements filed pursuant to employee stock option or benefit plans); provided that any reports required to be furnished pursuant to this Section 7.13 shall be deemed to have been furnished on the date on which the Borrower posts such report on its website on the Internet at www.brinkscompany.com (or a successor website) or when such report is posted on the SEC’s website on the Internet at www.sec.gov and, in each case, such report is readily accessible to the Bank on such date; provided that the Borrower shall give notice of any such posting to the Bank; provided, further, that the Borrower shall deliver paper copies of any such report to the Bank if the Bank requests the Borrower to deliver such paper copies until notice to cease delivering such paper copies is given by the Bank.

7.14  Change in Debt Rating.  Within three (3) Business Days after any Responsible Officer receives notice of any change in the Applicable LT Rating, furnish written notice of such change and the new Applicable LT Rating to the Bank.

7.15  Notice of Environmental Matters.  Furnish, and cause each Restricted Subsidiary to furnish, to the Bank, as soon as reasonably practicable after receipt by the Borrower or any Restricted Subsidiary, a copy of any written notice or claim alleging that the Borrower or any Restricted Subsidiary is liable to any Person as a result of the presence or release of any Hazardous Material where, if such allegation were determined to be true, it would have a Material Adverse Effect.

7.16  Notice of Litigation and Other Matters.  Promptly (but in no event later than three (3) Business Days after a Responsible Officer obtains knowledge thereof) the Borrower shall furnish telephonic (confirmed in writing to the Bank) or written notice to the Bank of:

(a)  the commencement of all proceedings by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against any of the Credit Parties or any Restricted Subsidiary thereof or any of their respective properties, assets or businesses (i) which in the reasonable judgment of the Borrower would have a Material Adverse Effect, (ii) with respect to any material Debt of the Credit Parties or any of their Restricted Subsidiaries or (iii) with respect to any Loan Document;

(b)  any written notice of any alleged violation received by any of the Credit Parties or any Restricted Subsidiary thereof from any Governmental Authority including, without limitation, any notice of alleged violation of Environmental Laws, that in the reasonable judgment of the Borrower in any such case would have a Material Adverse Effect; and

(c)  (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Pension Plan under Section 401(a) of the Code (along with a copy thereof) which would have a Material Adverse Effect, (ii) all notices received by any of the Credit Parties or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any of the Credit Parties or any ERISA Affiliate from any Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA which would have a Material Adverse Effect, (iv) any Responsible Officer of the Credit Parties obtaining knowledge or reason to know that the Credit Parties or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, (v) the occurrence of a Reportable Event, (vi) a failure to make any required contribution to a Pension Plan which would have a Material Adverse Effect, and (vii) the creation of any lien in favor of the PBGC or a Pension Plan which would have a Material Adverse Effect.

ARTICLE VIII

NEGATIVE COVENANTS

Until all of the Obligations have been paid and satisfied in full, all Letters of Credit have expired or been terminated and the Commitment has expired or been terminated unless consent has been obtained in the manner provided for in Section 11.01, the Borrower will not:

8.01  Financial Covenants.

(a)  Maximum Leverage Ratio.  Permit the Leverage Ratio as of the end of each fiscal quarter to be greater than 60%.

(b)  Minimum Interest Coverage Ratio.  Permit the Interest Coverage Ratio as of the end of each fiscal quarter to be less than 3.00 to 1.00.

8.02  Limitations on Liens.  Create, incur, assume or suffer to exist, or permit any Restricted Subsidiary to create, incur, assume or suffer to exist, any Lien on, or with respect to, any of their assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

(a)  Liens existing on the Effective Date and set forth on Schedule 8.02;

(b)  Liens for taxes, assessments and other governmental charges or levies not yet due or as to which the period of grace, if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(c)  The claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d)  Liens consisting of deposits or pledges made in the ordinary course of business (i) in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation or obligations under customer service contracts, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(e)  Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of any material parcel of real property or impair the use thereof in the ordinary conduct of business;

(f)  Liens in favor of the Bank for the benefit of the Bank;

(g)  Liens on the property or assets of any Restricted Subsidiary existing at the time such Restricted Subsidiary becomes a Subsidiary of the Borrower and not incurred in contemplation thereof, as long as the outstanding principal amount of the Debt secured thereby is not voluntarily increased by such Restricted Subsidiary after the date such Restricted Subsidiary becomes a Subsidiary of the Borrower;

(h)  Liens on the property or assets of the Credit Parties or any Restricted Subsidiary securing Debt which is incurred to finance the acquisition, construction or improvement on such property or assets, provided that (i) each such Lien shall be created simultaneously with, or within twelve months after, the acquisition (or the completion of the construction or improvement) of the related property or assets; (ii) each such Lien does not at any time encumber any property other than the related property or assets financed by such Debt; (iii) the principal amount of Debt secured by each such Lien is not increased; and (iv) the principal amount of Debt secured by each such Lien shall at no time exceed 100% of the original purchase price of such related property or assets at the time acquired and the costs of any such construction or improvements on such property or assets, as applicable;

(i)  Liens consisting of judgment or judicial attachment Liens, provided that (i) the claims giving rise to such Liens are being diligently contested in good faith by appropriate proceedings, (ii) adequate reserves for the obligations secured by such Liens have been established and (iii) enforcement of such Liens has been stayed;

(j)  Liens created or deemed to exist in connection with any asset securitization program (including any related filings of any financing statements), but only to the extent that such Liens attach to the assets actually sold, contributed, financed or otherwise conveyed or pledged in connection with such securitization program;

(k)  Liens on property or assets of the Borrower or any Restricted Subsidiary securing indebtedness owing to the Borrower or any other Credit Party;

(l)  Liens on coal reserves leased by the Borrower or by any Restricted Subsidiary as lessee, securing Debt to the lessors thereof, arising out of such leases;

(m)  Liens on any Margin Stock purchased or carried by the Borrower or any of its Subsidiaries;

(n)  The extension, renewal or replacement of any Lien permitted by clauses (a), (g), or (h), but only if the principal amount of Debt secured by the Lien immediately prior thereto is not increased and the Lien is not extended to other property; and

(o)  In addition to any Lien permitted by clauses (a) through (m), immediately after giving effect to any concurrent repayment of secured Debt, Liens securing Debt of the Borrower or any Restricted Subsidiary so long as the sum of (A) the aggregate principal amount of all such secured Debt plus (B) the aggregate amount of Consolidated Lease Rentals (excluding Consolidated Lease Rentals under Leases in effect as of December 31, 2007 (and any renewal, extension or replacement thereof) and Leases with respect to property not owned by the Borrower on such date), discounted to present value at ten percent (10%), compounded annually, arising out of all Sale and Leaseback Transactions to which the Borrower or any of its Restricted Subsidiaries is then a party (including Sale and Leaseback Transactions, if any, entered into pursuant to Section 8.09), does not exceed 15% of Consolidated Net Worth; provided that the sale or transfer of (i) coal, oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money (however determined) or a specified amount of such coal or other minerals or (ii) any other interest in property of the character commonly referred to as a “production payment” shall not be deemed to constitute Debt secured by a Lien.

8.03  Disposition of Debt and Shares of Restricted Subsidiaries; Issuance of Shares by Restricted Subsidiaries; Consolidation, Merger or Disposition of Assets.

(a)  Sell or otherwise dispose of, or permit any Restricted Subsidiary to sell or otherwise dispose of, any capital stock or any Debt of any Restricted Subsidiary, (b) in the case of any Restricted Subsidiary, issue, sell or otherwise dispose of any of such Restricted Subsidiary’s capital stock (other than directors’ qualifying shares, to satisfy preemptive rights or in connection with a split or combination of shares or a dividend in shares) except to the Borrower or another Restricted Subsidiary, (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or permit any Restricted Subsidiary to liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or (d) directly or indirectly, or permit any Restricted Subsidiary to directly or indirectly, consolidate with or merge with or into or sell, lease or otherwise dispose of all or substantially all of its assets to any Person, unless, after giving effect thereto, all of the following conditions shall be met:

(i)  the Leverage Ratio shall not be greater than 0.60 to 1.00 and the Interest Coverage Ratio shall not be less than 3.00 to 1.00;

(ii)  in the case of a merger or consolidation, (A) if the Borrower is a party thereto, the Borrower shall be the surviving corporation, (B) if the Borrower is not a party thereto and another Credit Party is a party thereto, such Credit Party shall be the surviving corporation and (C) if no Credit Party is a party thereto, a Restricted Subsidiary shall be the surviving corporation;

(iii)  in the case of a liquidation, winding-up or dissolution, the Restricted Subsidiary may liquidate, wind up or dissolve itself into the Borrower or a Restricted Subsidiary; and

(b)  no Default or Event of Default has occurred and is continuing.

Provided that the conditions of this Section 8.03 are satisfied, none of the foregoing provisions shall be deemed to prohibit the Borrower or any of its Restricted Subsidiaries from selling, transferring, assigning or otherwise disposing of Margin Stock for fair market value or selling, contributing, financing or otherwise conveying or pledging assets in connection with any asset securitization program permitted by Section 8.02(j).

8.04  Transactions with Affiliates.  Except as permitted in Section 8.10(j), engage, or permit any Restricted Subsidiary to engage, directly or indirectly, in any material transaction with an Affiliate (other than the Borrower) on terms more favorable to the Affiliate than would have been obtainable in arm’s-length dealing.

8.05  Compliance with Regulations T, U and X.  In the case of the Borrower and any Subsidiary of the Borrower, purchase or carry any Margin Stock or incur, create or assume any obligation for borrowed money or other liability or make any investment, capital contribution, loan, advance or extension of credit or sell or otherwise dispose of any assets or pay any dividend or make any other distribution to its shareholders or take or permit to be taken any other action or permit to occur or exist any event or condition if such action, event or condition would result in this Agreement or the other transactions contemplated hereby violating Regulation T, U or X.

8.06  Hedging Agreements.  Enter into or permit to exist, or permit any Restricted Subsidiary to enter into or permit to exist, Hedging Agreements for the purpose of speculation and not for the purpose of hedging risks associated with the businesses of the Borrower and its Restricted Subsidiaries.

8.07  ERISA.  (a) Terminate, or permit any of its ERISA Affiliates to terminate, any Pension Plan under circumstances which would reasonably result in a material liability of the Borrower or any ERISA Affiliate to the PBGC, or permit to exist the occurrence of any Reportable Event or any other event or condition which presents a material risk of such a termination by the PBGC; (b) engage, or permit any of its Subsidiaries or any Pension Plan to engage, in a “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that would reasonably result in material liability of the Borrower or any of its Restricted Subsidiaries; (c) fail, or permit any of its Restricted Subsidiaries to fail, to make any contribution to a Multiemployer Plan which is required by ERISA or an applicable collective bargaining agreement in an amount which is material (except to the extent there is a good faith dispute as to whether any contribution is owed, the amount owed or the existence of facts that would give rise to a withdrawal); (d) completely or partially withdraw, or permit any of its ERISA Affiliates to completely or partially withdraw, from a Multiemployer Plan, if such complete or partial withdrawal will result in any material withdrawal liability under Title IV of ERISA; or (e) enter into any new Pension Plan or modify any existing Pension Plan so as to increase its obligations thereunder which could result in any material additional liability to the Borrower or any ERISA Affiliate.  For purposes of this Section 8.07, an amount is material if it would have a Material Adverse Effect after aggregation with all other liabilities described in this Section 8.07.

8.08  Limitations on Acquisitions.  Acquire, or permit any Restricted Subsidiary to acquire, all or any portion of the capital stock or other ownership interest in any Person which is not then a Restricted Subsidiary or any assets collectively constituting a business unit of a Person which is not then a Restricted Subsidiary, unless:

(a)   the aggregate consideration paid by the acquirer in such transaction does not exceed 20% of Consolidated Total Assets as of the end of the Fiscal Year most recently ended; or

(b)  in the event that the aggregate consideration to be paid by the acquirer in such transaction exceeds 20% of Consolidated Total Assets as of the end of the Fiscal Year most recently ended, (i) the Borrower shall have notified the Bank at least five (5) Business Days prior to the consummation thereof that such an acquisition is pending (furnishing with such information reasonably acceptable to the Bank demonstrating pro forma compliance with the financial covenants set forth in Section 8.01), and (ii) after giving effect to such acquisition on a pro forma basis, no Default or Event of Default would exist under Section 8.01.  Any notice delivered to the Bank pursuant to this Section 8.08 shall be kept confidential by the Bank in accordance with Section 11.08 below.

8.09  Sale Leaseback Transactions.  Sell or transfer, or permit any Restricted Subsidiaries to sell or transfer, any material property or assets owned by the Borrower or any Restricted Subsidiary on the Effective Date to any Person (other than the Borrower) with the intention of taking back a lease of such property or assets or any similar property or assets, if the sum of (A) the amount of Consolidated Lease Rentals, discounted to present value at 10%, compounded annually, which would arise out of such proposed Sale and Leaseback Transaction, plus (B) the aggregate amount of Consolidated Lease Rentals (excluding Consolidated Lease Rentals under Leases in effect as of December 31, 2007 (and any renewal, extension or replacement thereof) and Leases with respect to property not owned by the Borrower on such date), discounted to present value at ten percent (10%), compounded annually, arising out of all other Sale and Leaseback Transactions to which the Borrower or any of its Restricted Subsidiaries is then a party, plus (C) the aggregate principal amount of all Debt of the Borrower or any Restricted Subsidiary secured by Liens incurred in reliance on Section 8.02(o), would exceed 15% of Consolidated Net Worth.

8.10  Limitations on Investments.  Make or permit to exist, or permit any Restricted Subsidiary to make or permit to exist, any Investment, other than Investments which are:

(a)  cash and Cash Equivalents;

(b)  current assets generated in the ordinary course of business;

(c)  accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d)  Investments consisting of capital stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;

(e)  advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(f)  advances or loans to directors, officers and employees that do not exceed $25,000,000 in the aggregate at any one time outstanding;

(g)  advances or loans to customers and suppliers in the ordinary course of business in an aggregate amount consistent with the past practice of the Person making such advance or loan;

(h)  loans to shareholders intended to constitute dividends on, or payment on account of, any capital stock;

(i)  Investments or Support Obligations by the Borrower and its Restricted Subsidiaries existing on the Effective Date;

(j)  Investments by the Borrower or its Restricted Subsidiaries in the Borrower or any other Subsidiary (provided that such Investment would not otherwise constitute a breach of Section 8.08);

(k)  Support Obligations of the Borrower or its Restricted Subsidiaries for the benefit of the Borrower or any other Subsidiary;

(l)  acquisitions permitted by Section 8.08 and Investments consisting of capital stock, obligations, securities or other property received in connection with any merger, sale or other combination permitted by Section 8.03;

(m)  Investments in connection with the management of Pension Plans and other benefit plans of the Borrower and its Subsidiaries (including without limitation The Pittston Company Employee Welfare Benefit Trust);

(n)  Hedging Agreements permitted by Section 8.06;

(o)  advances or loans to any Person with respect to the deferred purchase price of property, services or other assets in dispositions permitted by Section 8.03; and

(p)  Investments of a nature not contemplated in the foregoing subsections in an amount not to exceed 15% of Consolidated Net Worth.

ARTICLE IX

GUARANTY

9.01  Guaranty of Payment.  Each Guarantor hereby unconditionally and irrevocably guarantees to the Bank the prompt payment in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) of all Obligations.  Any such payment shall be made at such place and in the same currency as such relevant Obligation is payable.

9.02  Obligations Unconditional.  The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, or any other agreement or instrument referred to herein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  Each Guarantor agrees that this guaranty may be enforced by the Bank without the necessity at any time of resorting to or exhausting any security or collateral and without the necessity at any time of having recourse to this Agreement or any other Loan Document or any collateral, if any, hereafter securing the Obligations or otherwise and each Guarantor hereby waives the right to require the Bank to proceed against any other Guarantor or any other Person (including a co-guarantor) or to require the Bank to pursue any other remedy or enforce any other right.  Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against any other Guarantor (or any other guarantor of the Obligations) for amounts paid under this guaranty until such time as the Bank has been paid in full, all commitments under this Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Bank in connection with monies received under this Agreement.  Each Guarantor further agrees that nothing contained herein shall prevent the Bank from suing in any jurisdiction on this Agreement or any other Loan Document or foreclosing its security interest in or Lien on any collateral, if any, securing the Obligations or from exercising any other rights available to it under this Agreement or any instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any Guarantor's obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances.  Neither a Guarantor's obligations under this guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever (i) by an impairment, modification, change, release or limitation of the liability of any other Guarantor, (ii) by reason of the bankruptcy or insolvency of such other Guarantor, (iii) by reason of the application of the laws of any foreign jurisdiction or (iv) by reason of the location of such other Guarantor in any foreign jurisdiction.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance of by the Bank upon this guaranty or acceptance of this guaranty.  The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty.  All dealings between the Borrower and the Guarantors, on the one hand, and the Bank, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this guaranty.

9.03  Modifications.  Each Guarantor agrees that (a) all or any part of the security which hereafter may be held for the Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Bank shall not have any obligation to protect, perfect, secure or insure any such security interests or Liens which hereafter may be held, if any, for the Obligations or the properties subject thereto; (c) the time or place of payment of the Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower and any other party liable for payment under this Agreement may be granted indulgences generally; (e) any of the provisions of this Agreement or any other Loan Document may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

9.04  Waiver of Rights.  Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this guaranty by the Bank and of all Letters of Credit issued by the Bank; (b) presentment and demand for payment or performance of any of the Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Obligations or with respect to any security therefor; (d) notice of the Bank obtaining, amending, substituting for, releasing, waiving or modifying any Lien, if any, hereafter securing the Obligations, or the Bank’s subordinating, compromising, discharging or releasing such Liens, if any; (e) all other notices to which the Borrower might otherwise be entitled in connection with the guaranty evidenced by this Article IX; and (f) demand for payment under this guaranty.

9.05  Reinstatement.  The obligations of each Guarantor under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Bank on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

9.06  Remedies.  Each Guarantor agrees that, as between such Guarantor, on the one hand, and the Bank, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 10.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 10.02) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by such Guarantor.

9.07  Limitation of Guaranty.  Notwithstanding any provision to the contrary contained herein, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state and including, without limitation, the Federal Bankruptcy Code.

9.08  Termination of Guaranty Upon Divestiture.  The obligations of any Guarantor under this Article IX shall automatically terminate as to such Guarantor upon any consolidation, merger, sale or other disposition made in accordance with Section 8.03 as a result of which such Guarantor is no longer a Subsidiary of the Borrower immediately after the consummation of such transaction, provided that any outstanding amounts then due and payable by such Guarantor under this Article IX shall have been paid in full.

9.09  Guaranty of Payment.  This guaranty is a guaranty of payment and not solely of collection, is a continuing guaranty and, subject to Sections 9.01 and 9.07 above, shall apply to all Obligations whenever arising.

ARTICLE X

EVENTS OF DEFAULT

10.01  Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)  Non-Payment.  The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Reimbursement Obligation, or (ii) within three (3) Business Days after the same shall become due, any interest, fee or any other amount payable hereunder or pursuant to any other Loan Document to which the Borrower is a party;

(b)  Breach of Representation or Warranty.  Any representation or warranty by the Borrower or any Guarantor made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower or any Guarantor, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(c)  Other Defaults.  The Borrower or any Guarantor fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer gives written notice of such failure to the Bank or (ii) the date upon which written notice thereof is given to the Borrower by the Bank;

(d)  Insolvency; Voluntary Proceedings.  Any Guarantor or the Borrower (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases operations as a going concern; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

(e)  Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Guarantor or the Borrower, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the property of any Guarantor, the Borrower or any of their respective Subsidiaries, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Guarantor, the Borrower or any of their respective Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under the laws of any jurisdiction other than the United States or a political subdivision thereof) is ordered in any Insolvency Proceeding; or (iii) any Guarantor, the Borrower or any of their respective Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business;

(f)  Monetary Judgments.  One or more final (non-interlocutory) and nonappealable judgments, orders or decrees shall be entered against the Borrower, any Guarantor or any of their respective Subsidiaries involving in the aggregate a liability (not fully covered by insurance) as to any single or related series of transactions, incidents or conditions that have a reasonable likelihood of having a Material Adverse Effect (which, solely for the purposes hereof, shall be deemed to mean at least $25,000,000) and the same shall remain undischarged, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof;

(g)  Guarantor Defaults.  Any Guarantor shall fail in any material respect to perform or observe any term, covenant or agreement herein; or the obligations of any Guarantor under Article IX shall for any reason be partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise cease to be in full force and effect, or any Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation under such Article;

(h)  Cross-Acceleration.  There shall be any default under any agreement or instrument evidencing or securing Debt of the Borrower or any Guarantor, if the effect of such default is to permit the holder or holders of such Debt (or a trustee on its or their behalf) to cause, and such holder or holders (or trustee) do cause, such Debt to become due prior to its stated maturity, and the aggregate amount of such Debt so accelerated equals or exceeds  $25,000,000 (or the equivalent thereof);

(i)  Payment Cross-Defaults.  The Borrower or any Guarantor shall default in the payment when due, after giving effect to any grace period permitted from time to time, of any Debt and the aggregate amount of such Debt is at least $25,000,000 (or the equivalent thereof); or

(j)  Cross Default to Subsidiary Obligations.  Any Subsidiary shall default in any payment obligation to the Bank or any branch or Affiliate thereof and any such default shall continue beyond any period of grace applicable thereto and the aggregate of all such defaulted payment obligations shall be equal to or greater than $5,000,000, or any such Subsidiary shall be in material breach of any agreement between any such Subsidiary and the Bank or any branch or Affiliate thereof; and, in either event, either such condition shall continue to exist 30 days after written notice thereof is given by the Bank to the Borrower.

10.02  Remedies.  If any Event of Default occurs and is then continuing, the Bank may:

(a)  declare the Commitment to be terminated, whereupon the Commitment shall forthwith be terminated;

(b)  declare the unpaid principal amount of all outstanding Reimbursement Obligations, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)  exercise all rights and remedies available to it under the Loan Documents or applicable law; and

(d)  require the Borrower to pay to the Bank in immediately available funds, in Dollars, an amount equal to the maximum amount then available to be drawn under all Letters of Credit then outstanding, for deposit in a cash collateral account maintained by the Bank, as security for the Letters of Credit then outstanding;

provided, however, that upon the occurrence of any event specified in Section 10.01(d) or Section 10.01(e) (in the case of Section 10.01(e)(i), upon the expiration of the 60-day period mentioned therein), the Commitment shall automatically terminate and the unpaid principal amount of all outstanding Reimbursement Obligations and all fees, interest and other amounts as aforesaid shall automatically become due and payable without further act of the Bank.

10.03  Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE XI

MISCELLANEOUS

11.01  Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document to which the Borrower or any Guarantor is party, and no consent with respect to any departure by the Borrower or any Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the Bank, the Borrower and the Guarantors, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

11.02  Notices.

(a)  All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides fax) and mailed, sent by overnight delivery service or faxed, or by electronic mail to the extent permitted by Section 11.02(d), to the address or number specified for notices to the applicable party set forth on Schedule 11.02; or to such other address as shall be designated by such party in a written notice to the other parties.

(b)  All such notices, requests and other communications shall, when transmitted by overnight delivery service or fax, be effective the day after delivered to the overnight delivery service, when transmitted by fax with machine transmittal confirmation or, if transmitted by mail, upon delivery, except that notices pursuant to Article II or Article III shall not be effective until actually received by the Bank.

(c)  The Borrower acknowledges and agrees that the Bank’s agreement to receive notices, requests and other communications by fax is solely for the convenience and at the request of the Borrower.  The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such communications and the Bank shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Bank in reliance upon such fax communication.  The obligation of the Borrower to repay the Obligations shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any fax communication or by the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the fax communication.

(d)  (i)  Notices and other communications to the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Issuing Bank, provided that the foregoing shall not apply to notices to the Issuing Bank pursuant to Articles II or III hereof if the Issuing Bank has notified the Bank and the Borrower that it is incapable of receiving notices under such Articles by electronic communication.  The Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it and acceptable to the Bank and the Issuing Bank, provided that approval of such procedures may be limited to particular notices or communications.

(ii)           Unless the Bank otherwise prescribes, (x) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (y) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (x) of notification that such notice or communication is available and identifying the website address therefor.

11.03  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof;  nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.04  Costs and Expenses.  The Borrower shall, whether or not the transactions contemplated hereby shall be consummated:

(a)  pay or reimburse the Bank within five (5) Business Days after demand (or on the Effective Date to the extent provided in Section 5.01(d)) for all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to, this Agreement, any other Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable counsel fees, incurred by the Bank with respect thereto; and

(b)  pay or reimburse the Bank within five (5) Business Days after demand for all reasonable out-of-pocket costs and expenses incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies (including in connection with any “workout” or restructuring regarding the Obligations) under this Agreement or any other Loan Document, including reasonable counsel fees (including the allocated cost of staff counsel) incurred by the Bank.

11.05  Indemnities.  Whether or not the transactions contemplated hereby shall be consummated:

(a)  The Borrower shall pay, indemnify, and hold the Bank, the Issuing Bank and their Affiliates and each of their officers, directors, employees, counsel, agents, attorneys, advisors and other authorized representatives (each, an “Indemnified Person”) harmless from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable counsel fees, including the allocated cost of staff counsel) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Document, and the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding related to this Agreement or the Letters of Credit, or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, the Borrower shall not have any obligation hereunder to any Indemnified Person with respect to any Indemnified Liability to the extent that such Indemnified Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

(b)  The obligations in this Section 11.05 shall survive payment of all other Obligations.  At the election of the Borrower, the Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s sole discretion, at the sole cost and expense of the Borrower, provided that no conflict between the interests of the Bank and the Borrower exists with respect to the Indemnified Liabilities, and provided, further that the Borrower may not settle any Indemnified Liability without the consent of such Indemnified Person (which consent shall not be unreasonably withheld or delayed; Borrower agrees that such Indemnified Person may withhold such consent if such settlement (i) does not include an unconditional release of such Indemnified Person from all liability or claims that are the subject of such Indemnified Liability, and (ii) includes any statement as to any admission).  All amounts owing under this Section 11.05 shall be paid within 30 days after demand.

(c)  If any sum due from a Credit Party under this Agreement or another Loan Document or under any order or judgment given or made in relation hereto or thereto has to be converted from the currency (the “first currency”) in which the same is payable hereunder or thereunder or under such order or judgment into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against such Credit Party with any Governmental Authority or in any court or tribunal or (ii) enforcing any order or judgment given or made in relation hereto, the Borrower shall indemnify and hold harmless each of the Persons to whom such sum is due from and against any loss actually suffered as a result of any discrepancy between (a) the rate of exchange used to convert the amount in question from the first currency into the second currency and (b) the rate or rates of exchange at which such Person, acting in good faith in a commercially reasonable manner, purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such order, judgment, claim or proof.  The foregoing indemnity shall constitute a separate obligation of each Credit Party distinct from its other obligations hereunder and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

11.06  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Borrower nor any Guarantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Bank and any assignment by the Bank must be in compliance with Section 11.07.

11.07  Assignments.  The Bank may at any time assign and delegate all, or any ratable part of all, of the Letters of Credit, the Commitment and the other rights and obligations of the Bank hereunder to one or more of the following Persons (each a “Permitted Assignee”):  (i) one or more of its Affiliates, including without limitation, any Subsidiary of The Royal Bank of Scotland which succeeds to the business of the Bank, without restriction, and (ii) any Financial Institution, provided that (A) unless an Event of Default has occurred and is continuing, such Financial Institution shall be reasonably acceptable to the Borrower (such acceptance not to be unreasonably delayed), and (B) unless an Event of Default has occurred and is continuing for at least thirty (30) days thereafter, no Financial Institution shall be a Person commonly known as a vulture or distressed debt purchaser; provided, however, that the Borrower may continue to deal solely and directly with the Bank in connection with the interest so assigned to a Permitted Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Permitted Assignee, shall have been given to the Borrower by the Bank and the Permitted Assignee.  Nothing herein shall restrict or require the consent of any Person to the pledge by the Bank of all or any portion of its rights and interests hereunder or any Loan Document to any Federal Reserve Bank, and such Federal Reserve Bank may enforce such pledge in any manner permitted by applicable law.

11.08  Confidentiality.  The Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by any Guarantor, the Borrower or any of their respective Subsidiaries, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than a Guarantor or the Borrower, provided that such source is not bound by a confidentiality agreement with such Guarantor or the Borrower to the knowledge of the Bank; provided further, however that the Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of the Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; and (D) to the Bank’s independent auditors and other professional advisors.  Notwithstanding the foregoing, the Borrower and the Guarantors  authorize the Bank to disclose to any Permitted Assignee, and to any prospective Assignee, such financial and other information in the Bank’s possession concerning the Guarantors, the Borrower or their respective Subsidiaries which has been delivered to the Bank pursuant to this Agreement or which has been delivered to the Bank by a Guarantor, the Borrower, or any of their respective Subsidiaries in connection with the Bank’s credit evaluation of the Guarantors and the Borrower prior to entering into, or upon review or renewal of, this Agreement; provided that, unless otherwise agreed by the Guarantors and the Borrower, such Permitted Assignee or prospective Permitted Assignee agrees in writing to the Bank to keep such information confidential to the same extent required of the Bank hereunder.

11.09  Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

11.10  Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

11.11  Governing Law and Jurisdiction.

(a)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE IN PERSONAM JURISDICTION OF THOSE COURTS.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW OR BY REGISTERED OR CERTIFIED MAIL TO SUCH PARTY’S ADDRESS FOR NOTICES PURSUANT TO SECTION 11.02.

11.12  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY ARE WAIVED BY OPERATION OF THIS SECTION 11.12 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS

AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.13  Entire Agreement.  This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrower, the Guarantors and the Bank, and supersedes all prior or contemporaneous agreements and understandings of such Persons, oral or written, relating to the subject matter hereof and thereof, except that (i) the SELOC Facility shall continue in effect pursuant to its terms until August 18, 2008, and  (ii) that certain Fee Letter dated May 27, 2008 shall not be affected in any way by this Agreement.

11.14  USA Patriot Act.  The Bank hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with said Act.

IN WITNESS WHEREOF, the parties hereto have caused this Letter of Credit Agreement to be duly executed and delivered in New York by their proper and duly authorized officers as of the day and year first above written.

BORROWER

THE BRINK’S COMPANY,
a Virginia corporation

By:   /s/ Jonathan A. Leon
      Jonathan A. Leon, Treasurer

GUARANTORS:

BRINK’S, INCORPORATED
a Delaware corporation

By:   /s/ Jonathan A. Leon
      Jonathan A. Leon, Treasurer

PITTSTON SERVICES GROUP, INC.
a Virginia corporation
By:   /s/ Jonathan A. Leon
      Jonathan A. Leon, Treasurer

BRINK’S HOLDING COMPANY
a Delaware corporation
By:   /s/ Jonathan A. Leon
      Jonathan A. Leon, Treasurer

BRINK’S HOME SECURITY, INC.
a Delaware corporation

By:   /s/ Frank T. Lennon
         Frank T. Lennon, Vice President

BANK

ABN AMRO BANK N.V.

By:  /s/ Donald Sutton
    Name:  Donald Sutton
       Title:    Managing Director

By:  /s/ David Carroll
    Name:  David Carroll
  Title:    Director